American Funds Strategic Bond Fund
June 30, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$150
Class B*	$-
Class C	$4
Class F-1	$2
Class F-2	$18
Total	$174
Class 529-A	$1
Class 529-B*	$-
Class 529-C	$1
Class 529-E*	$-
Class 529-F-1*	$-
Class R-1*	$-
Class R-2*	$-
Class R-2E*	$-
Class R-3*	$-
Class R-4*	$-
Class R-5*	$-
Class R-5E*	$-
Class R-6*	$-
Total	$2
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.0150
Class B	$0.0109
Class C	$0.0099
Class F-1	$0.0145
Class F-2	$0.0169
Class 529-A	$0.0130
Class 529-B	$0.0081
Class 529-C	$0.0116
Class 529-E	$0.0075
Class 529-F-1	$0.0154
Class R-1	$0.0144
Class R-2	$0.0095
Class R-2E	$0.0143
Class R-3	$0.0128
Class R-4	$0.0165
Class R-5	$0.0154
Class R-5E	$0.0138
Class R-6	$0.0155
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	10,969
Class B	5
Class C	399
Class F-1	159
Class F-2	1,295
Total	12,827
Class 529-A	143
Class 529-B	1
Class 529-C	61
Class 529-E	16
Class 529-F-1	23
Class R-1	3
Class R-2	5
Class R-2E	2
Class R-3	5
Class R-4	24
Class R-5	3
Class R-5E	2
Class R-6	1,570
Total	1,858
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$10.31
Class B	$10.30
Class C	$10.29
Class F-1	$10.30
Class F-2	$10.31
Class 529-A	$10.30
Class 529-B	$10.31
Class 529-C	$10.29
Class 529-E	$10.30
Class 529-F-1	$10.30
Class R-1	$10.31
Class R-2	$10.30
Class R-2E	$10.31
Class R-3	$10.31
Class R-4	$10.30
Class R-5	$10.31
Class R-5E	$10.31
Class R-6	$10.31
* Amount less than one thousand